1st Quarter Fiscal 2023 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors (including but not limited to the lingering effects of the COVID-19 pandemic and related public health measures on plant operations, workforce availability, supply chain availability, and product demand) could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For full financial statement information, please see the Company’s earnings release dated January 5, 2023.

First Quarter Summary Revenues increased $10.0 million compared to prior year Irrigation increased $6.2 million Infrastructure increased $3.8 million Operating income increased $11.2 million compared to prior year Irrigation increased $11.4 million Infrastructure increased $0.6 million Corporate expense increased $0.8 million Amounts in millions, except per share amounts Revenue Operating Income (with operating margin) Diluted EPS +6% +129% +84%

First Quarter Financial Summary

Current Market Factors As of November 2022, U.S. corn prices have increased 15 percent and soybean prices have increased 18 percent from a year ago. Agricultural commodity prices remained elevated due to global supply constraints and steady demand. As of December 2022, the USDA projected net farm income to be $160.5 billion, an increase of 14 percent from 2021. A projected increase in cash receipts has more than offset a decrease in government support payments and higher cash expenses. If realized, projected 2022 net farm income would be at its highest level since 1973. Drought and water scarcity issues in the U.S. and other parts of the world support the need for efficient irrigation Inflationary pressure on raw material and other input costs has moderated, although certain supply chain constraints persist. High farm input costs and increasing interest rates temper demand for investment. Irrigation Infrastructure The Infrastructure Investment and Jobs Act (IIJA) was signed into law on November 15, 2021 and marked the largest infusion of federal investment into infrastructure projects in more than a decade. It includes a five-year reauthorization of the Fixing America’s Surface Transportation (FAST) Act. This legislation introduced $110 billion in incremental federal funding to repair roads, bridges, and support other transformational projects, which the Company anticipates will translate into higher demand for its transportation safety products. November 2022 YTD state and local government contract awards for highway and pavement projects are up 24% compared to the prior year, supporting an increase in construction activity in 2023. Cost inflation and constraints in availability of labor resources are impacting the timing and scope of certain construction projects.

Irrigation Segment North America revenue increased $5.0 million Higher average selling prices Unit sales volumes comparable to prior year Unit sales volume breakdown by category: Replacement 45%, Conversion 34%, Dryland 21% International revenue increased $1.2 million Higher sales in Brazil and other markets Lower sales in Ukraine and Russia Prior year included Egypt project that did not repeat Unfavorable foreign currency translation impact of $1.6 million Operating income increased $11.4 million Improved price realization Lower inflationary impact on input costs More favorable margin mix of international revenues Prior year included LIFO expense of $5.0 million while current year impact was minimal Revenue North America International FY22 FY23 Amounts in millions +2% +66% +6% Operating Income (with operating margin)

Infrastructure Segment Total revenue increased $3.8 million Increase in Road Zipper System® sales revenue from barrier replacement project in Massachusetts Lower Road Zipper lease revenue due to timing of projects Lower sales of road safety products Operating income increased $0.6 million Increased Road Zipper System sales Lower inflationary impact on input costs Less favorable margin mix of revenues Prior year included LIFO expense of $1.0 million while current year impact was minimal Revenue Amounts in millions +19% +22% Operating Income (with operating margin)

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Key Trends Food Security Water Scarcity Land Availability Mobility Safety Reducing Emissions Labor Savings

Strong Commitment to Sustainable Practices Our mission is to provide solutions that conserve natural resources, enhance the quality of life for people, and expand our world’s potential. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of November 30, 2022: Available liquidity of $160.6 million, with $110.6 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility Total debt of $115.5 million, of which $115.0 million matures in 2030 A funded debt to EBITDA leverage ratio (as defined in our credit agreements) of 1.0 compared to a covenant limit of 3.0

Summary of Cash Flow

Capital Allocation – A Balanced Approach The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be $20-25 million in fiscal 2023 Acquisitions that align with strategic priorities Dividend payments Opportunistic share repurchases Allocation History Other includes debt repayments, net cash sources/uses from note receivables, net investment hedges, stock compensation and related tax benefits. Ending cash includes marketable securities.

Appendix

U.S. Net Farm Income and Net Cash Farm Income Inflation adjusted, 2001-22F 2001-20 average NCFI Note: F = forecast. Values are adjusted for inflation using the U.S. Bureau of Economic Analysis Gross Domestic Product Price Index (BEA API series code: A191RG) rebased to 2022 by USDA, Economic Research Service. Source: USDA, Economic Research Service, Farm Income and Wealth Statistics. Data as of December 1, 2022 $ billion (2022) 2001-20 average NFI

Commodity Prices Soybean Prices Source: Trading Economics Corn Prices

United States Drought Condition Source: US Drought Monitor, December 2022 2022 2021